MUELLER WATER PRODUCTS REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2025 RESULTS; INTRODUCES FISCAL 2026 GUIDANCE

Increased Net Sales 9.4% in Quarter, 8.7% in Fiscal Year
Earned Net Income per Diluted Share of $0.33 in Quarter, $1.22 in Fiscal Year
Reported Adjusted Net Income per Diluted Share of $0.38 in Quarter, $1.31 in Fiscal Year
Generated Adjusted EBITDA of $91.8 million in Quarter, $326.2 million in Fiscal Year

ATLANTA, November 6, 2025 - Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America, announced financial results for its fourth quarter and fiscal year ended September 30, 2025.
In the fourth quarter of 2025, the Company:
•Increased net sales 9.4% to $380.8 million as compared with $348.2 million in the prior year quarter
•Reported operating income of $69.6 million as compared with $28.4 million in the prior year quarter, and increased adjusted operating income 39.6% to $78.9 million as compared with $56.5 million in the prior year quarter
•Reported operating margin of 18.3% as compared with 8.2% in the prior year quarter, and increased adjusted operating margin to 20.7% as compared with 16.2% in the prior year quarter
•Generated net income of $52.6 million as compared with $10.0 million in the prior year quarter, with net income margin of 13.8% as compared with 2.9% in the prior year quarter, and increased adjusted net income 76.1% to $59.7 million as compared with $33.9 million in the prior year quarter
•Reported net income per diluted share of $0.33 as compared with $0.06 in the prior year quarter, and increased adjusted net income per diluted share 72.7% to $0.38 as compared with $0.22 in the prior year quarter
•Increased adjusted EBITDA 26.6% to $91.8 million as compared with $72.5 million in the prior year quarter, and expanded adjusted EBITDA margin to 24.1% as compared with 20.8% in the prior year quarter
In the 2025 fiscal year, the Company:
•Increased net sales 8.7% to $1,429.7 million as compared with $1,314.7 million in the prior year
•Reported operating income of $260.6 million as compared with $181.7 million in the prior year, and increased adjusted operating income 25.4% to $279.1 million as compared with $222.5 million in the prior year

•Reported operating margin of 18.2% as compared with 13.8% in the prior year, and increased adjusted operating margin to 19.5% as compared with 16.9% in the prior year
•Generated net income of $191.7 million as compared with $115.9 million in the prior year, with net income margin of 13.4% as compared with 8.8% in the prior year, and increased adjusted net income 36.9% to $205.6 million as compared with $150.2 million in the prior year
•Reported net income per diluted share of $1.22 as compared with $0.74 in the prior year, and increased adjusted net income per diluted share 36.5% to $1.31 as compared with $0.96 in the prior year
•Increased adjusted EBITDA 14.6% to $326.2 million as compared with $284.7 million in the prior year, and expanded adjusted EBITDA margin to 22.8% as compared with 21.7% in the prior year
•Reported net cash provided by operating activities of $219.3 million as compared with $238.8 million in the prior year
•Delivered free cash flow of $172.0 million as compared with $191.4 million in the prior year
•Returned $56.9 million to shareholders through dividends and common stock repurchases
“We achieved an outstanding finish to another record year with our fourth quarter net sales and adjusted EBITDA exceeding the high-end of our expectations. Our team’s unwavering commitment and relentless focus on operational excellence and customer service enabled us to grow volumes and drive meaningful margin expansion, even as they navigated a complex external operating environment. I am incredibly proud of how our organization continues to execute our strategy and deliver value for all stakeholders,” said Martie Edmunds Zakas, Chief Executive Officer of Mueller Water Products.
“Fiscal 2025 was another year of record annual results including strong net sales growth and more than a 100 basis points increase in our adjusted EBITDA margin. Our achievements in transforming our business over the past two years have expanded our gross margin by more than 600 basis points. We are energized by the progress we’ve made and the opportunities ahead as we continue to invest across all aspects of our business. Our performance over the past few years reinforces our team’s commitment to driving further improvements and leveraging favorable market trends in infrastructure spending.”
“Looking ahead, we are well-positioned for continued net sales growth as we leverage our strong market position and benefit from the investments needed to address the aging North American infrastructure. Additionally, our collective focus on enhancing commercial execution, driving operational and supply chain efficiencies and investing in our facilities will support further margin expansion in fiscal 2026 and beyond. I am confident in our team’s ability to adapt, execute and deliver results, even with the heightened level of uncertainty in the external operating environment. Their unwavering commitment to our customers and operational discipline will continue to propel Mueller Water Products forward,” Ms. Zakas concluded.
Consolidated Results
Net sales for the fourth quarter increased $32.6 million, or 9.4%, to $380.8 million as compared with $348.2 million in the prior year quarter, primarily due to increased volumes across most product lines and higher pricing.
Gross profit for the fourth quarter increased $29.1 million, or 26.2%, to $140.0 million as compared with $110.9 million in the prior year quarter, primarily due to manufacturing efficiencies,

volume growth and favorable price/cost. Gross margin of 36.8% increased 500 basis points as compared with 31.8% in the prior year quarter.
Selling, general and administrative expenses for the fourth quarter increased $3.6 million, or 5.7%, to $66.7 million as compared with $63.1 million in the prior year quarter, primarily due to higher personnel costs, inflationary pressures and unfavorable foreign currency, partially offset by lower amortization expense.
Operating income for the fourth quarter increased $41.2 million, or 145.1%, to $69.6 million as compared with $28.4 million in the prior year quarter, which included a non-cash goodwill impairment charge of $16.3 million. Benefits from manufacturing efficiencies, volume growth, lower amortization expense and favorable price/cost more than offset higher SG&A expenses and higher strategic reorganization and other charges. Operating margin increased to 18.3% as compared with 8.2% in the prior year quarter.
During the quarter, the Company incurred a $5.6 million warranty charge at Water Management Solutions and $3.7 million of strategic reorganization and other charges, which have been excluded from adjusted results.
Adjusted operating income for the quarter increased $22.4 million, or 39.6%, to $78.9 million as compared with $56.5 million in the prior year quarter. Adjusted operating margin improved to 20.7% as compared with 16.2% in the prior year quarter.
Net income increased $42.6 million, or 426.0%, to $52.6 million as compared with $10.0 million in the prior year quarter. Net income margin improved to 13.8% as compared with 2.9% in the prior year quarter. Adjusted net income increased $25.8 million, or 76.1%, to $59.7 million as compared with $33.9 million in the prior year quarter.
Adjusted EBITDA of $91.8 million increased $19.3 million, or 26.6%, as compared with $72.5 million in the prior year quarter, and adjusted EBITDA margin improved to 24.1% as compared with 20.8% in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2025 fourth quarter increased $17.2 million, or 8.6%, to $217.5 million as compared with $200.3 million in the prior year quarter, primarily due to increased volumes of iron gate and specialty valves and higher pricing across most product lines, partially offset by lower volumes of service brass products.
Operating income and adjusted operating income were $55.1 million for the quarter. Adjusted operating income increased $13.5 million, or 32.5%, compared with the prior year quarter. Benefits from manufacturing efficiencies, volume growth, and lower amortization expense more than offset higher SG&A expenses. Operating and adjusted operating margin were both 25.3% as compared with 20.8% for both operating and adjusted operating margin in the prior year quarter.
Adjusted EBITDA of $62.7 million increased $11.0 million, or 21.3%, as compared with $51.7 million in the prior year quarter. Adjusted EBITDA margin improved to 28.8% as compared with 25.8% in the prior year quarter.
Water Management Solutions
Net sales for the 2025 fourth quarter increased $15.4 million, or 10.4%, to $163.3 million, as compared with $147.9 million in the prior year quarter, primarily due to increased volumes of hydrants and repair products and higher pricing across most product lines, partially offset by lower volumes of natural gas products.
Operating income was $34.1 million and adjusted operating income, excluding a $5.6 million warranty charge and strategic reorganization and other charges, was $39.8 million for the quarter. Adjusted operating income increased $10.0 million, or 33.6%, compared with the prior year quarter. Benefits from manufacturing efficiencies, favorable price/cost, volume growth and lower amortization expense more than offset higher SG&A expenses. Operating margin and adjusted operating margin were 20.9% and 24.4%, respectively, as compared with the prior year quarter operating margin of 3.0% and adjusted operating margin of 20.1%.
Adjusted EBITDA of $45.0 million increased $8.3 million, or 22.6%, as compared with $36.7 million in the prior year quarter. Adjusted EBITDA margin improved to 27.6% as compared with 24.8% in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2025 fourth quarter and fiscal year decreased to $1.0 million and $6.6 million, respectively, as compared with $3.0 million and $12.7 million in the prior year periods, respectively, primarily as a result of higher interest income.
Income Taxes
For the 2025 fourth quarter, income tax expense was $16.1 million, or 23.4% of income before tax, as compared with $14.4 million in the prior year quarter, or 59.0% of income before tax. For the fiscal year, income tax expense was $62.5 million, or 24.6% of income before tax, as compared with $47.5 million in the prior year, or 29.1% of income before tax. Excluding the non-cash goodwill impairment in the 2024 fourth quarter, the effective tax rates for the 2024 fourth quarter and fiscal year were 35.4% and 26.4%, respectively. The lower effective tax rates for the 2025 fourth quarter and fiscal year compared with the prior year periods, excluding the non-cash goodwill impairment in the prior year, were primarily a result of change in valuation allowance of certain state tax credits and foreign operating losses, tax benefits related to stock compensation and higher foreign tax rate benefits.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the fiscal year was $219.3 million, a decrease of $19.5 million as compared with $238.8 million in the prior year. The decrease was primarily driven by changes in working capital, including decreases in other current liabilities, partially offset by higher net income compared with the prior year.
During the fiscal year, the Company invested $47.3 million in capital expenditures as compared with $47.4 million in the prior year.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the fiscal year was $172.0 million, a decrease of $19.4 million as compared with $191.4 million in the prior year, primarily due to the decrease in cash provided by operating activities.
As of September 30, 2025, Mueller Water Products had $451.6 million of total debt outstanding and $431.5 million of cash and cash equivalents, resulting in a debt leverage ratio of 1.4x and net debt leverage ratio of 0.1x. We did not have any borrowings under our ABL Agreement at the end of the fourth quarter, nor did we borrow any amounts under our ABL during the year. There are no maturities on the Company’s debt financings until June 2029 and its 4.0% Senior Notes have no financial maintenance covenants.

Fiscal 2026 Outlook
The Company is introducing its fiscal 2026 consolidated net sales guidance to be between $1,450 million and $1,470 million, or an increase of 1.4% to 2.8% compared with the prior year. Consolidated net sales seasonality is anticipated to be normalized with quarterly consolidated net sales highest in the third quarter and lowest in the first quarter, with a sequential increase in consolidated net sales in the second quarter as the construction season begins to ramp up for the Spring.
The Company anticipates its fiscal 2026 adjusted EBITDA to be between $345 million and $350 million, or an increase of 5.8% to 7.3% compared to the prior year. The Company anticipates the second half fiscal 2026 adjusted EBITDA margin will be higher than the first half of the fiscal year, primarily driven by the seasonality of net sales. At the midpoint of our guidance range, we expect to achieve an adjusted EBITDA margin of 23.8% margin for the year, reflecting a 100 basis point year-over-year improvement. The Company expects free cash flow as a percentage of adjusted net income to be more than 85% in fiscal 2026.
The Company’s expectations for certain additional financial metrics for fiscal 2026 are as follows:
•Total SG&A expenses between $243 million and $247 million (1)
•Net interest expense between $6 million and $7 million
•Effective income tax rate between 25% and 27%
•Depreciation and amortization between $47 million and $49 million
•Capital expenditures between $60 million and $65 million
•Pension expense other than service of approximately $0.1 million
(1) Total SG&A expenses assume no impact from foreign currency fluctuations in FY2026.

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Friday, November 7, 2025, at 10:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-866-388-5360. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures that the Company presents as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
Net debt and net debt leverage are non-GAAP measures that the Company presents as liquidity measures because management uses them to evaluate its capital management and financial position, and the investment community commonly uses them as measures of indebtedness. Free cash flow is a non-GAAP liquidity measure used to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits), corporate restructuring and non-cash asset impairment, may have not yet occurred, are out of the Company’s control or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, long-term strategies and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance, including driving increased margins, operational and commercial initiatives, capital allocation and growth strategy plans, and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, changing regulatory, trade and tariff conditions; logistical challenges and supply chain disruptions, geopolitical conditions, including the Israel-Hamas war, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Decatur, Illinois, plant closures, and reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against service interruption, risks resulting from possible future cybersecurity incidents, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of higher interest rates; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve our goals and commitments in environmental and sustainability programs; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A. of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the United States Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America. Our broad portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	September 30,	September 30,
	2025	2024
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$431.5	$309.9
Receivables, net of allowance for credit losses of $3.6 million and $8.3 million	211.9	208.9
Inventories, net	328.7	301.7
Other current assets	56.8	37.9
Total current assets	1,028.9	858.4
Property, plant and equipment, net	335.7	318.8
Intangible assets, net	307.3	309.7
Goodwill, net	89.2	80.7
Other noncurrent assets	77.8	68.3
Total assets	$1,838.9	$1,635.9

Liabilities and stockholders’ equity:
Current portion of long-term debt	$1.2	$0.8
Accounts payable	134.4	109.9
Other current liabilities	154.7	147.3
Total current liabilities	290.3	258.0
Long-term debt	450.4	448.7
Deferred income taxes	51.0	55.4
Other noncurrent liabilities	65.5	63.7
Total liabilities	857.2	825.8

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized;	—	—
none outstanding at September 30, 2025, and September 30, 2024
Common stock: par value $0.01 per share; 600,000,000 shares authorized;	1.6	1.6
156,331,004 and 156,227,170 shares outstanding at September 30, 2025, and September 30, 2024, respectively
Additional paid-in capital	1,158.9	1,205.2
Accumulated deficit	(174.2)	(365.9)
Accumulated other comprehensive loss	(4.6)	(30.8)
Total stockholders’ equity	981.7	810.1
Total liabilities and stockholders’ equity	$1,838.9	$1,635.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Year ended
	September 30,		September 30,
	2025	2024	2025	2024
	(in millions, except per share amounts)
Net sales	$380.8	$348.2	$1,429.7	$1,314.7
Cost of sales (1)	240.8	237.3	913.0	855.7
Gross profit	140.0	110.9	516.7	459.0
Operating expenses:
Selling, general and administrative	66.7	63.1	247.3	245.2
Strategic reorganization and other charges (2)	3.7	3.1	8.8	15.8
Goodwill impairment	—	16.3	—	16.3
Total operating expenses	70.4	82.5	256.1	277.3
Operating income	69.6	28.4	260.6	181.7
Pension (benefit) expense other than service	(0.1)	1.0	(0.2)	4.0
Interest expense, net	1.0	3.0	6.6	12.7
Other expense (3)	—	—	—	1.6
Income before income taxes	68.7	24.4	254.2	163.4
Income tax expense	16.1	14.4	62.5	47.5
Net income	$52.6	$10.0	$191.7	$115.9

Net income per basic share	$0.34	$0.06	$1.23	$0.74
Net income per diluted share	$0.33	$0.06	$1.22	$0.74

Weighted average shares outstanding:
Basic	156.3	156.0	156.4	155.9
Diluted	157.4	157.5	157.5	156.9

Dividends declared per share	$0.067	$0.064	$0.268	$0.256

(1) For the years ended September 30, 2025 and 2024, the Company recorded charges of $5.6 million and $8.7 million, respectively, in connection with its warranty obligations at Water Management Solutions. Additionally, for the year ended September 30, 2025, Cost of sales included $4.1 million in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.

(2) For the year ended September 30, 2025, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, certain transaction-related expenses, severance, and non-cash asset impairment. For the year ended September 30, 2024, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, certain transaction-related expenses, non-cash asset impairment, cybersecurity incidents expense, and severance.

(3) For the year ended September 30, 2024, the Company recorded $1.6 million in Other expense for the release of an indemnification receivable related to an uncertain tax position that expired on December 31, 2023. This was offset as a $1.6 million benefit within income tax expense.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year ended
	September 30,
	2025	2024
	(in millions)
Operating activities:
Net income	$191.7	$115.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	39.7	39.1
Amortization	7.2	27.1
Goodwill impairment	—	16.3
Non-cash asset impairment	1.0	1.8
(Gain) loss on sale of assets	(0.2)	0.5
Stock-based compensation	10.7	9.0
Pension cost	0.5	4.6
Deferred income taxes	(7.0)	(21.5)
Inventory reserve provision	2.0	4.5
Other, net	0.9	1.0
Changes in assets and liabilities:
Receivables, net	(2.4)	8.4
Inventories	(27.3)	(8.0)
Other assets	(20.0)	(7.7)
Accounts payable	17.5	6.8
Other current liabilities	4.2	31.7
Other noncurrent liabilities	0.8	9.3
Net cash provided by operating activities	219.3	238.8
Investing activities:
Capital expenditures	(47.3)	(47.4)
Proceeds from sales of assets	0.2	0.2
Net cash used in investing activities	(47.1)	(47.2)
Financing activities:
Dividends paid	(41.9)	(39.9)
Stock repurchased under buyback program	(15.0)	(10.0)
Employee taxes related to stock-based compensation	(4.8)	(2.0)
Common stock issued	4.7	7.7
Debt issuance costs	—	(0.9)
Payments for finance lease obligations	(1.3)	(0.9)
Net cash used in financing activities	(58.3)	(46.0)
Effect of currency exchange rate changes on cash	7.7	4.0
Net change in cash and cash equivalents	121.6	149.6
Cash and cash equivalents at beginning of year	309.9	160.3
Cash and cash equivalents at end of year	$431.5	$309.9

	Year ended
	September 30,
	2025	2024
	(in millions)
Supplemental cash flow information:
Cash paid for interest, net	$5.5	$10.0
Cash paid for income taxes, net	$69.1	$74.4

Non-cash investing and financing activities:
Property, plant and equipment accrued and unpaid	$8.8	$—
Property, plant and equipment acquired through finance leases	$2.8	$2.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$217.5	$163.3	$—	$380.8

Gross profit (1)	$80.4	$59.6	$—	$140.0
Selling, general and administrative expenses	25.3	25.4	16.0	66.7
Strategic reorganization and other charges (2)	—	0.1	3.6	3.7
Operating income (loss)	$55.1	$34.1	$(19.6)	$69.6

Operating margin	25.3%	20.9%		18.3%

Capital expenditures	$8.3	$6.2	$—	$14.5

Net income				$52.6
Net income margin				13.8%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$52.6
Warranty charge (1)				5.6
Strategic reorganization and other charges (2)				3.7
Income tax expense of adjusting items (3)				(2.2)
Adjusted net income				$59.7

Weighted average diluted shares outstanding				157.4

Net income per diluted share				$0.33
Warranty charge per diluted share				0.04
Strategic reorganization and other charges per diluted share				0.02
Income tax expense of adjusting items per diluted share				(0.01)
Adjusted net income per diluted share				$0.38

Net income				$52.6
Income tax expense (4)				16.1
Interest expense, net (4)				1.0
Pension benefit other than service (4)				(0.1)
Operating income (loss)	$55.1	$34.1	$(19.6)	69.6
Warranty charge (1)	—	5.6	—	5.6
Strategic reorganization and other charges (2)	—	0.1	3.6	3.7
Adjusted operating income (loss)	55.1	39.8	(16.0)	78.9
Pension benefit other than service (4)	—	—	0.1	0.1
Depreciation and amortization	7.6	5.2	—	12.8
Adjusted EBITDA	$62.7	$45.0	$(15.9)	$91.8

Adjusted operating margin	25.3%	24.4%		20.7%
Adjusted EBITDA margin	28.8%	27.6%		24.1%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$83.5
Less capital expenditures				14.5
Free cash flow				$69.0

(1) Gross profit includes a charge of $5.6 million in connection with warranty obligations in Water Management Solutions.
(2) Strategic reorganization and other charges primarily relate to certain transaction-related expenses, severance, and expenses associated with our leadership transition.
(3) The income tax expense of adjusting items reflects an effective tax rate of 23.4%, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension benefit other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended September 30, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$200.3	$147.9	$—	$348.2

Gross profit (1)	$66.2	$44.7	$—	$110.9
Selling, general and administrative expenses	24.6	23.6	14.9	63.1
Strategic reorganization and other charges (2)	—	0.4	2.7	3.1
Goodwill impairment	—	16.3	—	16.3
Operating income (loss)	$41.6	$4.4	$(17.6)	$28.4

Operating margin	20.8%	3.0%		8.2%

Capital expenditures	$15.0	$4.4	$—	$19.4

Net income				$10.0
Net income margin				2.9%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$10.0
Warranty charge (1)				8.7
Strategic reorganization and other charges (2)				3.1
Goodwill impairment				16.3
Income tax expense of adjusting items (3)				(4.2)
Adjusted net income				$33.9

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$0.06
Warranty charge per diluted share (1)				0.06
Strategic reorganization and other charges per diluted share (2)				0.02
Goodwill impairment per diluted share				0.10
Income tax expense of adjusting items per diluted share (3)				(0.02)
Adjusted net income per diluted share				$0.22

Net income				$10.0
Income tax expense (4)				14.4
Interest expense, net (4)				3.0
Pension expense other than service (4)				1.0
Operating income (loss)	$41.6	$4.4	$(17.6)	28.4
Warranty charge (1)	—	8.7	—	8.7
Strategic reorganization and other charges (2)	—	0.4	2.7	3.1
Goodwill impairment	—	16.3	—	16.3
Adjusted operating income (loss)	41.6	29.8	(14.9)	56.5
Pension expense other than service (4)	—	—	(1.0)	(1.0)
Depreciation and amortization	10.1	6.9	—	17.0
Adjusted EBITDA	$51.7	$36.7	$(15.9)	$72.5

Adjusted operating margin	20.8%	20.1%		16.2%
Adjusted EBITDA margin	25.8%	24.8%		20.8%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$89.3
Less capital expenditures				19.4
Free cash flow				$69.9

(1) Gross profit includes a charge of $8.7 million in connection with warranty obligations in Water Management Solutions.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition and non-cash asset impairment.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

(3) The income tax expense of adjusting items reflects an effective tax rate of 35.4%, excludes goodwill impairment, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension expense other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$824.9	$604.8	$—	$1,429.7

Gross profit (1)	$296.3	$220.4	$—	$516.7
Selling, general and administrative expenses	90.3	96.9	60.1	247.3
Strategic reorganization and other charges (2)	1.0	0.7	7.1	8.8
Operating income (loss)	$205.0	$122.8	$(67.2)	$260.6

Operating margin	24.9%	20.3%		18.2%

Capital expenditures	$24.1	$23.2	$—	$47.3

Net income				$191.7
Net income margin				13.4%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$191.7
Warranty charge (1)				5.6
Strategic reorganization and other charges (2)				8.8
Inventory and other asset restructuring write-down				4.1
Income tax expense of adjusting items (3)				(4.6)
Adjusted net income				$205.6

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$1.22
Warranty charge per diluted share (1)				0.04
Strategic reorganization and other charges per diluted share (2)				0.06
Inventory and other asset restructuring write-down per diluted share				0.03
Income tax expense of adjusting items per diluted share (3)				(0.04)
Adjusted net income per diluted share				$1.31

Net income				$191.7
Income tax expense (4)				62.5
Interest expense, net (4)				6.6
Pension benefit other than service (4)				(0.2)
Operating income (loss)	$205.0	$122.8	$(67.2)	260.6
Warranty charge (1)	—	5.6	—	5.6
Strategic reorganization and other charges (2)	1.0	0.7	7.1	8.8
Inventory and other asset restructuring write-down	4.1	—	—	4.1
Adjusted operating income (loss)	210.1	129.1	(60.1)	279.1
Pension benefit other than service (4)	—	—	0.2	0.2
Depreciation and amortization	26.6	20.2	0.1	46.9
Adjusted EBITDA	$236.7	$149.3	$(59.8)	$326.2

Adjusted operating margin	25.5%	21.3%		19.5%
Adjusted EBITDA margin	28.7%	24.7%		22.8%

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.2
Long-term debt				450.4
Total debt				$451.6
Less cash and cash equivalents				431.5
Net debt				$20.1

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Debt leverage (debt divided by trailing twelve months’ adjusted EBITDA)	1.4x
Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)	0.1x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$219.3
Less capital expenditures	47.3
Free cash flow	$172.0

(1) Gross profit includes a charge of $5.6 million in connection with warranty obligations in Water Management Solutions and $4.1 million in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.

(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, certain transaction-related expenses, severance, and non-cash asset impairment.
(3) The income tax expense of adjusting items reflects an effective tax rate of 24.6%, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension benefit other than service to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Year ended September 30, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$755.5	$559.2	$—	$1,314.7

Gross profit (1)	$271.9	$187.1	$—	$459.0
Selling, general and administrative expenses	92.5	95.0	57.7	245.2
Strategic reorganization and other charges (2)	0.2	1.8	13.8	15.8
Goodwill impairment	—	16.3	—	16.3
Operating income (loss)	$179.2	$74.0	$(71.5)	$181.7

Operating margin	23.7%	13.2%		13.8%

Capital expenditures	$31.1	$16.3	$—	$47.4

Net income				$115.9
Net income margin				8.8%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$115.9
Warranty charge (1)				8.7
Strategic reorganization and other charges (2)				15.8
Goodwill impairment				16.3
Income tax expense of adjusting items (3)				(6.5)
Adjusted net income				$150.2

Weighted average diluted shares outstanding				156.9

Net income per diluted share				$0.74
Warranty charge per diluted share (1)				0.06
Strategic reorganization and other charges per diluted share (2)				0.10
Goodwill impairment per diluted share				0.10
Income tax expense of adjusting items per diluted share (3)				(0.04)
Adjusted net income per diluted share				$0.96

Net income				$115.9
Income tax expense (4)				47.5
Other expense				1.6
Interest expense, net (4)				12.7
Pension expense other than service (4)				4.0
Operating income (loss)	$179.2	$74.0	$(71.5)	181.7
Warranty charge (1)	—	8.7	—	8.7
Strategic reorganization and other charges (2)	0.2	1.8	13.8	15.8
Goodwill impairment	—	16.3	—	16.3
Adjusted operating income (loss)	179.4	100.8	(57.7)	222.5
Pension expense other than service (4)	—	—	(4.0)	(4.0)
Depreciation and amortization	38.3	27.7	0.2	66.2
Adjusted EBITDA	$217.7	$128.5	$(61.5)	$284.7

Adjusted operating margin	23.7%	18.0%		16.9%
Adjusted EBITDA margin	28.8%	23.0%		21.7%

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.8
Long-term debt				448.7
Total debt				449.5
Less cash and cash equivalents				309.9
Net debt				$139.6

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Debt leverage (debt divided by trailing twelve months’ adjusted EBITDA)	1.6x
Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)	0.5x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities	$238.8
Less capital expenditures	47.4
Free cash flow	$191.4

(1) Gross profit includes a charge of $8.7 million in connection with warranty obligations in Water Management Solutions.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition, certain transaction-related expenses, non-cash asset impairment, cybersecurity incidents expense and severance.

(3) The income tax expense of adjusting items reflects an effective tax rate of 26.4%, excludes goodwill impairment, and may be subject to rounding.
(4) The Company does not allocate interest, income taxes or pension expense other than service to its segments.